Exhibit 99.1

Ur-Energy Provides 2018 Q1 Operational Results

Littleton, Colorado (PR Newswire – April 12, 2018) Ur-Energy Inc. (NYSE American:URG, TSX:URE) (the “Company” or “Ur-Energy”) is pleased to provide the following operational results for first quarter 2018.

Highlights

Lost Creek Operations
	Units	2018 Q1	2017 Q4

U3O8 Captured	(‘000 lbs)	84.0	68.0
U3O8 Dried & Drummed	(‘000 lbs)	80.0	60.5
U3O8 Sold (from production)	(‘000 lbs)	10.0	0.0
U3O8 Sold (from purchased lbs)	(‘000 lbs)	370.0	0.0

Average Flow Rate	(gpm)	2,432	2,244
U3O8 Head Grade	(mg/l)	33	29

Lost Creek Uranium Production and Sales

For the quarter, 84,047 pounds of U3O8 were captured within the Lost Creek plant, 79,961 pounds of U3O8 were packaged in drums and 73,515 pounds of U3O8 drummed inventory were shipped out of the Lost Creek processing plant. At March 31, 2018, inventory at the conversion facility was approximately 159,296 pounds U3O8.

During the quarter, sales totaled $19.7 million on 380,000 pounds at an average price of $51.75 per pound, which was 140% above the average spot price for the same period of $21.52 per pound. We sold 10,000 pounds of Lost Creek production into a spot sale at $23.75 per pound. The remaining 370,000 pounds were purchased at an average cost of $25.00 per pound and sold into term contracts at $52.50 per pound. The purchase contracts were entered into at various times and purchase prices ranged from $22.25 to $26.55 per pound. The small sale from production was done for tax purposes.

During the period, the second of the first three header houses in the second mine unit (MU2) at Lost Creek commenced production. The third of these houses will come online this month. With the addition of MU2 production, both grades and flow levels have continued to increase. Currently, more than four and a half years into production, Lost Creek U3O8 head grade has averaged 85.7 mg/l, life-of-project.

Corporate and Management Update

In January, together with Energy Fuels, we submitted a petition to the U.S. Department of Commerce (“DOC”) for Relief Under Section 232 of the Trade Expansion Act of 1962 (as amended) from Imports of Uranium Products that Threaten National Security (the “Petition”). The Petition seeks an investigation as required under the Trade Act, as well as suggesting relief which might be implemented. We currently await the initiation of the investigation by the DOC.

As previously disclosed, we implemented our current plan for 2018 Lost Creek operations: we have suspended further MU2 development activities, implemented further cost reductions, including an additional reduction in force, and secured purchase contracts for nearly 100% of our 2018 delivery obligations. Production from our operating MU1 and MU2 header houses will be used to build an inventory position of finished, ready-to-sell, product at the conversion facility. These actions will give us the additional flexibility necessary to quickly react to changing market conditions and easily restart development activities in MU2 when warranted. With future development and construction in mind, the staff who were retained have the greatest level of experience and adaptability allowing for an easier transition back to full operations.

The quarter saw the retirement of one of the founding members of our Board of Directors, Paul Macdonell. Mr. Macdonell served our Company and its shareholders well for 14 years, helping to position us as a leader in the uranium space. Rob Chang has been named to our Board, effective March 30, 2018. Mr. Chang has 23 years experience in the financial services industry. He is currently the Chief Financial Officer of Riot Blockchain, Inc. Prior to his current position, Mr. Chang most recently served as the Managing Director and Head of Metals & Mining at Cantor Fitzgerald where he provided research coverage in precious metals, base metals, lithium, and uranium. He is well familiar with the uranium mining industry, and is considered a subject matter expert by several media outlets. Mr. Chang completed his MBA at the University of Toronto's Rotman School of Management.

Continuing Guidance for 2018

As included in our prior guidance, we expect to deliver a total of 470,000 pounds into our term contracts in 2018 at an average price of approximately $49 per pound. The remaining 100,000 pounds will be delivered in Q2 2018. We will provide further guidance in our Form 10-Q, which is currently anticipated to be filed on Friday, May 4, 2018.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than two million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and we have begun to submit applications for permits and licenses to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO
+1 720-981-4588
Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations and deliveries into sales commitments; recovery results from additional header houses in MU2 at Lost Creek, as well as timing to bring the third house online; the outcome of the DOC Section 232 investigation, including whether or not the Secretary of Commerce will make a recommendation to the President and the nature of the recommendation; whether or not the President will act on the recommendation and, if so, the nature of the action and remedy) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, fluctuations in commodity prices; capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.